January 26, 1996


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

RE:     Variable Separate Account
        (Portion Relating to the POLARIS Variable Annuity)
        Anchor National Life Insurance Company
        File Nos. 33-47473 and 811-3859

Ladies and Gentlemen:

        Based on a review of the relevant documents and materials and on the basis of available information, the undersigned is of the opinion that the securities issued during the fiscal year ended November 30, 1995 by Variable Separate Account (Portion Relating to the Polaris Variable Annuity) were legally issued, fully paid and non-assessable.

        I am a member of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California and the federal laws of the United States of America.





Very truly yours,

/s/ LORIN M. FIFE

Lorin M. Fife
Senior Vice President
 General Counsel and Assistant Secretary